Contacts:	Exhibit 99.1
Murray H. Gross	Brett Maas
President & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Record Revenues of $34 million, Net Income of $0.14 Per Share

DALLAS, TX., August 10, 2006 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the second quarter ended June 30, 2006.

For the second quarter 2006, USHS reported record consolidated revenues of $34.0 million, an increase of 29.0 percent as compared to $26.4 million in the three months ended June 30, 2005. Consolidated net income was $1.1 million, or $0.14 per share for the three months ended June 30, 2006, as compared to a net loss of $(436,000), or $(0.06) per share, for the three months ended June 30, 2005.

For the six months ended June 30, 2006, consolidated revenues increased 19.6% to $56.8 million as compared with $47.5 million in the prior year period. Net income was $396,000, or $0.05 per share, as compared with a net loss of $(1,652,000), or $(0.21) per share, for the six months ended June 30, 2005.

“We have completed the strongest quarter in our history,” commented Murray H. Gross, chairman, president and chief executive officer of US Home Systems, Inc. “Record revenues combined with realized benefits from restructuring our deck business have resulted in improved financial results for the quarter.”

USHS is engaged in two lines of business—the home improvement business and the consumer finance business. The Company’s home improvement principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood decks and related accessories. The Company’s consumer finance business purchases retail installment obligations from residential remodeling contractors throughout the United States.

Home Improvement Segment—Revenues in the home improvement segment increased 30.1 percent to $32,293,000 in the second quarter 2006 from $24,818,000 in the second quarter 2005. Gross profit margin improved to 52.6 percent of revenues as compared to 51.0 percent of revenues in the second quarter of last year and net income was $1,228,000 as compared with a net loss of $(383,000), respectively.

“These results are a direct reflection of our expansion program with The Home Depot and the restructuring of our deck business which we began in May of last year”, said Murray Gross. “Our revenues in the quarter are attributable to record new sales orders coupled with increased manufacturing and installation capacity. New orders increased 55.3% to $45.9 million from $29.5 million in the second quarter last year. Since the beginning of this year we have increased the number of installers and we have added additional direct labor in each of our kitchen and deck manufacturing facilities. Our increased manufacturing and installation capacity in combination with higher new sales orders have resulted in a 24% increase in the number of jobs installed in the current quarter as compared with last year’s second quarter. In the current quarter our installed revenues increased 16% over the second quarter last year in markets which were opened prior to 2005, and new sales orders increased 37% in these markets. We realized a 150% increase in installed revenues and an 86% increase in new sales orders in markets which were opened during 2005. Even though we have increased our manufacturing and installation capacity, our backlog at the end of the quarter was a record $30.1 million.”

USHS REPORTS SECOND QUARTER 2006 RESULTS        PAGE TWO

Mr. Gross continued, “Operating income was $2.1 million, or 6.4 percent of revenues in the three months ended June 30, 2006 as compared to $691,000 (excluding the restructuring charge), or 2.8 percent of revenues, in the same period last year. Gross profit and operating margins improved during the quarter primarily due to higher revenues combined with realized benefits from consolidating our kitchen and deck business operations and management functions, increased utilization of subcontractors to complete deck installations and reduced costs related to our fleet of deck installation vehicles. We expect to see further leverage from our existing infrastructure and facilities in 2006.”

During the second quarter 2006 USHS continued its expansion program with The Home Depot and opened sales and installation centers in Atlanta, Georgia and Charlotte, North Carolina. In July 2006 USHS opened a center in Raleigh Durham, North Carolina. In addition, USHS converted its existing centers in New Jersey, Pennsylvania, Maryland, Virginia, Washington, D.C., Massachusetts, New Hampshire and Illinois, where it had previously marketed its kitchen and bath refacing products under brands other than The Home Depot, to service The Home Depot customers in these respective markets. At June 30, 2006, USHS kitchen products were available to The Home Depot customers in approximately 1,290 stores (of which 583 also offered the Company’s bath products) as compared to 535 stores at June 30, 2005 (all of which offered bath products), wood deck products were being offered in approximately 525 stores at June 30, 2006 as compared to 400 stores at June 30, 2005.

Consumer Finance Operations: – Revenues from our consumer finance segment were $1.7 million in the second quarter 2006, as compared with $1.6 million in the prior year quarter. Net loss for the finance segment was $(63,000) in the second quarter 2006 as compared with $(53,000) for the same prior year period.

“The increase in revenue is due to higher interest earnings resulting from the increase in our RIO portfolio,” added Mr. Gross. “The principal balance of the RIO portfolio increased approximately $1.5 million to $46.8 million during the second quarter 2006 principally due to increased purchases of RIOs”, said Mr. Gross. “We are still experiencing a significant volume of early payoffs, although not as significant as in 2005. We believe that our portfolio will continue to grow in 2006.”

Mr. Gross concluded, “This quarter confirms that our initiatives are on course. We expect to see further operating improvements in the third quarter.”

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its second quarter results at 4:30 p.m. EST, Thursday, August 10, 2006.

Interested parties may access the call by calling 800-289-0533 from within the United States, or 913-981-5525 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 17 2006, and can be accessed by dialing 888-203-1112 (U.S.), 719-457-0820 (Int’l), passcode 2186476.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 11, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

USHS REPORTS SECOND QUARTER 2006 RESULTS        PAGE THREE

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States.

USHS REPORTS SECOND QUARTER 2006 RESULTS	PAGE FOUR

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended June 30,		Six Months Ended March 31,
	2006	2005	2006	2005

Revenues	$34,008	$26,369	$56,829	$47,497
Costs and expenses:
Cost of remodeling contracts	15,293	12,153	26,152	22,655
Branch operations	1,860	1,333	3,584	2,549
Sales, marketing and license fees	10,973	8,753	18,808	16,132
Interest expense on financing of loan portfolios	743	582	1,433	1,105
Provision for loan losses	221	180	400	416
General and administrative	2,934	2,721	5,615	5,888
Restructuring charges	—	1,321	—	1,321
Total costs and expenses	32,024	27,043	55,992	50,066
Operating income (loss)	1,984	(674)	837	(2,569)
Interest expense	141	127	262	229
Other income (expense)	67	64	143	110
Income (loss) from continuing operations before income taxes	1,910	(737)	718	(2,688)
Income tax expense (benefit)	778	(289)	322	(1,007)
Income (loss) from continuing operations	1,132	(448)	396	(1,681)
Net gain on discontinued operations	—	12	—	29
Net income (loss)	$1,132	$(436)	$396	$(1,652)
Net income (loss) per common share – basic and diluted:
Continuing operations	$0.14	($0.06)	$0.05	($0.21)
Discontinued operations	—	—	—	—
Net income (loss)	$0.14	($0.06)	$0.05	($0.21)
Number of weighted-average shares of common stock outstanding – basic	8,128,180	7,890,769	8,042,973	7,890,262
Number of weighted-average shares of common stock outstanding – diluted	8,288,586	7,890,769	8,251,261	7,890,262

Segment Information:
Revenues:
Home Improvement	$32,293	$24,818	$53,470	$44,442
Consumer Finance	1,715	1,551	3,359	3,055
Total	34,008	26,369	56,829	47,497
Net income (loss) from continuing operations:
Home Improvement	1,195	(395)	520	(1,506)
Consumer Finance	(63)	(53)	(124)	(175)
Total	1,132	(448)	$396	$(1,681)

USHS REPORTS SECOND QUARTER 2006 RESULTS        PAGE FIVE

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$2,253,878	$4,417,381
Restricted cash	665,534	1,824,012
Accounts receivable, net	6,913,358	3,910,307
Income tax receivable	717,571	717,571
Commission advances	1,338,602	505,796
Inventories	4,467,560	3,306,947
Prepaid expenses	2,143,945	1,123,005
Deferred income taxes	821,262	830,890
Finance receivables held for investment, net	45,822,742	43,451,423
Property, plant, and equipment, net	5,818,899	6,044,291
Goodwill	7,357,284	7,357,284
Other assets	775,440	868,602

Total assets	$79,096,075	$74,357,509

Liabilities and Stockholders’ Equity
Accounts payable	$4,387,977	$2,858,185
Customer deposits	167,904	1,240,190
Accrued wages, commissions, and bonuses	1,325,326	1,005,720
Federal and state taxes payable	643,091	397,873
Other accrued liabilities	1,188,144	1,130,186
Deferred income taxes	1,240,634	1,240,634
Debt	47,866,072	45,099,290
Capital lease obligations	36,866	336,017

Total liabilities	$56,856,014	$53,308,095

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 8,149,815 and 7,976,286 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	8,150	7,976
Additional capital	18,468,217	17,887,394
Unearned compensation – restricted stock awards	—	(213,224)
Note receivable for stock issued	(274,950)	(274,950)
Retained earnings	4,038,644	3,642,218

Total stockholders’ equity	22,240,061	21,049,414

Total liabilities and stockholders’ equity	$79,096,075	$74,357,509